Exhibit 99.1

STEWART INFORMATION SERVICES CORPORATION ANNOUNCES CASH DIVIDEND

HOUSTON, Dec. 1, 2023 /PRNewswire/ -- Stewart Information Services Corporation (NYSE:STC) today announced that its Board of Directors declared a cash dividend of $0.475 per share for the fourth quarter 2023, payable December 29, 2023, to common stockholders of record on December 15, 2023.

About Stewart
Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. Learn more at stewart.com. ST-IR

CONTACT: David Hisey, CFO, (713) 625-8043